Exhibit 10.2

May 2, 2023

Dean Hager

Re: Transition and Retirement

Dear Dean:

This letter (“Letter Agreement”) memorializes the following agreement regarding your transition and retirement from JAMF Holdings, Inc. (the “Company”) and Jamf Holding Corp. (“Parent”):

1.Effective as of the close of business on September 1, 2023, which for the purposes of this Letter Agreement shall mean 11:59 p.m. on that date (the “Retirement Date”), you will (a) cease to be employed by the Company and any direct or indirect subsidiary of Parent (collectively, with Parent, the “Company Group”), (b) cease to serve as the Chief Executive Officer of Parent and the Company and (c) be deemed to have automatically resigned as an officer of the Company and each member of the Company Group for which you serve as an officer.
2.Following the Retirement Date, and subject to your earlier resignation or removal in accordance with the terms of Parent’s Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, you will continue to serve on the Board of Directors of Parent (the “Board”) for your current term through Parent’s 2025 annual meeting of shareholders (and any successor term thereafter).
3.Between the date you sign this Letter Agreement and the Retirement Date (the “Transition Period”), you will (a) continue to serve as the Chief Executive Officer of Parent and the Company, (b) remain an employee of the Company, (c) provide those services that the Board may reasonably request of you from time to time and (d) assist the Company in transitioning the duties of the Chief Executive Officer position to your successor.
4.Except as provided below with respect to your annual bonus for the 2023 fiscal year, during the Transition Period, your employment will remain subject to the terms and conditions set forth in your employment agreement dated October 20, 2017, as amended April 22, 2021 (the “Employment Agreement”) and you will continue to receive your current annualized base salary as in effect on the date of this Letter Agreement.
5.Provided that you remain employed by the Company through the Retirement Date and comply with the terms of this Letter Agreement and the Employment Agreement, then you will be eligible to receive a pro-rata annual bonus for the 2023 fiscal year. The bonus payment shall be calculated based on the Company’s actual achievement against the terms of the 2023 bonus plan and pro-rated based on your employment with the Company up to the Retirement Date. The bonus payment will be payable in a lump sum pursuant to the Company’s general bonus payment policies for executive-level employees.
6.So long as you continue to serve on the Board, the termination of your employment with the Company and any other member of the Company Group will not constitute a (i) Separation from Service (as defined in the Jamf Holding Corp. Omnibus Incentive Plan (the “Omnibus Plan”)) for purposes of your outstanding RSU awards under the Omnibus Plan or (ii) a Termination Date (as defined in the Amended and Restated Jamf Holding Corp. 2017 Option Plan (the “2017 Option Plan” and together with the Omnibus Plan, the

“Plans”)) for the purposes of your outstanding stock options under the 2017 Plan. Your outstanding equity awards will continue to be subject in all respects to the terms of the applicable award agreements and the Plans (including the applicable vesting terms) during and following the Transition Period and shall continue to vest according to the terms of those Plans.
7.You acknowledge the continued effectiveness and enforceability of the restrictive covenants and other post-employment obligations contained in the Employment Agreement, and expressly reaffirm your commitment to abide by the terms of such restrictive covenants.
8.Except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you acknowledge that you will not receive any additional compensation, severance or other benefits of any kind following the Retirement Date (including pursuant to the Employment Agreement) arising out of or relating to your employment with any member of the Company Group. The Company may withhold from any and all amounts payable under this Letter Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your retirement from employment from the Company Group, please sign and date one copy of this Letter Agreement and return it to Jeff Lendino by May 3, 2023.

Very truly yours,

JAMF Holdings, Inc.

By: /s/ Michael Fosnaugh
Name: Michael Fosnaugh
Title: Chairman of Parent

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my retirement from employment with the Company Group and my continued service on the Board, and I hereby confirm my agreement to the same.

                        /s/ Dean Hager
                        Dean Hager

                        Date: May 2, 2023